Exhibit (h)(1)

AGENCY AGREEMENT

AGREEMENT dated the 1st day of April, 2007, by and between Cash Account Trust, a Massachusetts business trust (“Fund”), and DWS SCUDDER INVESTMENTS SERVICE COMPANY, a Delaware corporation (“Service Company”).

WHEREAS, Fund wants to appoint Service Company as Transfer Agent and Dividend Disbursing Agent, and Service Company wants to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Documents to be Filed with Appointment.

In connection with the appointment of Service Company as Transfer Agent and Dividend Disbursing Agent for Fund, there will be filed with Service Company the following documents:

A.

A certified copy of the resolutions of the Board of Trustees of Fund (the “Board”) appointing Service Company as Transfer Agent and Dividend Disbursing Agent, approving the form of this Agreement, and designating certain persons to give written instructions and requests on behalf of Fund.

B.	A certified copy of the Amended and Restated Agreement and Declaration of Trust of Fund and any amendments thereto.

C.	A certified copy of the Bylaws of Fund.

D.	Copies of Registration Statements filed with the Securities and Exchange Commission.

E.	Specimens of all forms of outstanding share certificates as approved by the Board of Fund, with a certificate of the Secretary of Fund as to such approval.

F.	Specimens of the signatures of the officers of Fund authorized to sign share certificates and individuals authorized to sign written instructions and requests on behalf of Fund.

G.	An opinion of counsel for Fund:

(1)	With respect to Fund’s organization and existence under the laws of the Commonwealth of Massachusetts.

(2)	With respect to the status of all shares of Fund covered by this appointment under the Securities Act of 1933, and any other applicable federal or state statute.

(3)	To the effect that all issued shares are, and all unissued shares will be when issued, validly issued, fully paid and non-assessable.

2.	Certain Representations and Warranties of Service Company. Service Company represents and warrants to Fund that:

A.	It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

B.	It is duly qualified to carry on its business in the State of Missouri.

C.	It is empowered under applicable laws and by its Certificate of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement.

D.	All requisite corporate action has been taken to authorize it to enter into and perform this Agreement.

E.	It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

F.	It is, and will continue to be, registered as a transfer agent under the Securities Exchange Act of 1934.

3.	Certain Representations and Warranties of Fund. Fund represents and warrants to Service Company that:

A.	It is a business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

B.	It is an investment company registered under the Investment Company Act of 1940.

C.	A registration statement under the Securities Act of 1933 has been filed and will be effective with respect to all shares of Fund being offered for sale at any time and from time to time.

D.	All requisite steps have been or will be taken to register Fund’s shares for sale in all applicable states, including the District of Columbia.

E.	Fund and its Board are empowered under applicable laws and by the Fund’s Amended and Restated Agreement and Declaration of Trust and Bylaws to enter into and perform this Agreement.

4.	Scope of Appointment.

A.	Subject to the conditions set forth in this Agreement, Fund hereby employs and appoints Service Company as Transfer Agent and Dividend Disbursing Agent effective the date hereof.

B.

Service Company hereby accepts such employment and appointment and agrees that it will act as Fund’s Transfer Agent and Dividend Disbursing Agent. Service Company agrees that it will also act as agent in connection with Fund’s periodic withdrawal payment accounts and other open-account or similar plans for shareholders, if any.

C.	Service Company agrees to provide the necessary facilities, equipment and personnel to perform its duties and obligations hereunder in accordance with industry practice.

D.	Fund agrees to use all reasonable efforts to deliver to Service Company in Kansas City, Missouri, as soon as they are available, all its shareholder account records.

E.

Subject to the provisions of Sections 20 and 21 hereof, Service Company agrees that it will perform all the usual and ordinary services of Transfer Agent and Dividend Disbursing Agent and as agent for the various shareholder accounts, including, without limitation, the following: issuing, transferring and canceling share certificates, maintaining all shareholder accounts, preparing shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing shareholder reports and prospectuses, withholding federal income taxes, preparing and mailing checks for disbursement of income and capital gains dividends, preparing and filing all required U.S. Treasury Department information returns for all shareholders, preparing and mailing confirmation forms to shareholders and dealers with respect to all purchases and liquidations of Fund shares and other transactions in shareholder accounts for which confirmations are required, recording reinvestments of dividends and distributions in Fund shares, recording redemptions of Fund shares and preparing and mailing checks for payments upon redemption and for disbursements to systematic withdrawal plan shareholders.

F.

Service Company agrees to comply with the provisions of the USA PATRIOT Act and the Bank Secrecy Act (the “BSA”), as they relate to the Fund. Service Company further agrees to establish and implement an Anti-Money Laundering Program, as defined in Section 352 of the USA PATRIOT Act. In addition to the usual and ordinary services of Transfer Agent and Dividend Disbursing Agent set forth in this Agreement, Service Company shall perform the services necessary to ensure that the Fund is in compliance with the USA PATRIOT Act and the BSA, including but not limited to implementing policies and procedures, maintaining books and records and responding to requests for information pursuant to the USA PATRIOT Act and the BSA.

5.	Compensation and Expenses.

A.

In consideration for the services provided hereunder by Service Company as Transfer Agent and Dividend Disbursing Agent, Fund will pay to Service Company from time to time compensation as agreed upon for all services rendered as Agent, and also all its reasonable out-of-pocket expenses and other disbursements incurred in connection with the agency. Such compensation will be set forth in a separate schedule to be agreed to by Fund and Service Company. The initial agreement regarding compensation is attached as Exhibit A.

B.

Fund agrees to promptly reimburse Service Company for all reasonable out-of-pocket expenses or advances incurred by Service Company in connection with the performance of services under this Agreement including, but not limited to, postage (and first class mail insurance in connection with mailing share certificates), envelopes, check forms, continuous forms, forms for reports and statements, stationery, and other similar items, telephone and telegraph charges incurred in answering inquiries from dealers or shareholders, microfilm used each year to record the previous year's transactions in shareholder accounts and computer tapes used for permanent storage of records and cost of insertion of materials in mailing envelopes by outside firms. Service Company may, at its option, arrange to have various service providers submit invoices directly to Fund for payment of out-of-pocket expenses reimbursable hereunder.

C.

Service Company shall be contractually bound hereunder by the terms of any publicly announced fee cap or waiver of its fee or by the terms of any written document provided to the Board of Fund announcing a fee cap or waiver of its fee, or any limitation of Fund’s expenses, as if such fee cap, fee waiver or expense limitation were fully set forth herein.

D.

Reference is made herein to the January 15, 2003 agreement, by and between DST SYSTEMS, INC. (“DST”) and Service Company and all subsequent amendments to that agreement (“DST Agreement”). The DST Agreement provides for the fulfillment of Service Company’s transfer agency services outlined in this Agreement by DST and delegated pursuant to Section 21 C of this Agreement. Exhibit D of the DST Agreement provides for certain service level bonuses and liquidated damages based on the quality of services provided. The parties agree that all liquidated damage payments made by DST to Service Company or its affiliates in respect of the Fund pursuant to Sections C or D of Exhibit D of the DST Agreement shall be passed through to the Fund, and that all bonus payments payable by Service Company in respect of the Fund pursuant to Section E of Exhibit D of the DST Agreement shall be an obligation of, and borne by, the Fund. The standards for these payments will be negotiated as provided for in Section of Exhibit D of the DST Agreement. All payments made pursuant to this amendment shall be charged or credited to the funds based on the relative number of accounts subject to the Annual Per Account Fee under the Retail and IRA Account Fee Schedule, except omnibus accounts and Matrix Level III accounts. The Retail and IRA Account Fee Schedule does not cover wholesale money funds and is to be distinguished from the Retirement Account Fee Schedule. The number of accounts will be measured on the last day of the period with respect to which the charge or credit is to be assessed. Service Company shall report to the Board of the Fund at least annually regarding any adjustments to anticipated call volumes, and shall report to the Fund as least semi-annually regarding any liquidated damage payments or bonus payments paid to or by the Fund, as the case may be.

Except as provided herein, the terms and provisions of the Agreement shall remain in full force and effect without amendment.

6.	Efficient Operation of Service Company System.

A.	In connection with the performance of its services under this Agreement, Service Company is responsible for the accurate and efficient functioning of its system at all times, including:

(1)

The accuracy of the entries in Service Company's records reflecting purchase and redemption orders and other instructions received by Service Company from dealers, shareholders, Fund or its principal underwriter.

(2)

The timely availability and the accuracy of shareholder lists, shareholder account verifications, confirmations and other shareholder account information to be produced from Service Company's records or data.

(3)	The accurate and timely issuance of dividend and distribution checks in accordance with instructions received from Fund.

(4)	The accuracy of redemption transactions and payments in accordance with redemption instructions received from dealers, shareholders or Fund or other authorized persons.

(5)	The deposit daily in Fund’s appropriate special bank account of all checks and payments received from dealers or shareholders for investment in shares.

(6)

The requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the rightfulness of transfers, redemptions and other shareholder account transactions, all in conformance with Service Company's present procedures with such changes as may be deemed reasonably appropriate by Service Company or as may be reasonably approved by or on behalf of Fund.

(7)

The maintenance of a current duplicate set of Fund’s essential or required records, as agreed upon from time to time by Fund and Service Company, at a secure distant location, in form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation.

7.	Indemnification.

A.

Fund shall indemnify and hold Service Company harmless from and against any and all claims, actions, suits, losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to any action or omission by Service Company pursuant to this Agreement or in connection with the agency relationship created by this Agreement, provided that Service Company has acted in good faith, without negligence and without willful misconduct.

B.

Service Company shall indemnify and hold Fund harmless from and against any and all claims, actions, suits, losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to any action or omission by Service Company pursuant to this Agreement or in connection with the agency relationship created by this Agreement, provided that Service Company has not acted in good faith, without negligence and without willful misconduct.

C.

In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which either party (the “Indemnifying Party”) may be required to provide indemnification hereunder, the party seeking indemnification (the “Indemnitee”) shall promptly notify the Indemnifying Party of such assertion, and shall keep such party advised with respect to all developments concerning such claim. The Indemnifying Party shall be entitled to assume control of the defense and the negotiations, if any, regarding settlement of the claim. If the Indemnifying Party assumes control, the Indemnitee shall have the option to participate in the defense and negotiations of such claim at its own expense. The Indemnitee shall in no event confess, admit to, compromise, or settle any claim for which the Indemnifying Party may be required to indemnify it except with the prior written consent of the

Indemnifying Party, which shall not be unreasonably withheld.

8.	Certain Covenants of Service Company and Fund.

A.

All requisite steps will be taken by Fund from time to time when and as necessary to register Fund’s shares for sale in all states in which Fund’s shares shall at the time be offered for sale and require registration. If at any time Fund receives notice of any stop order or other proceeding in any such state affecting such registration or the sale of Fund’s shares, or of any stop order or other proceeding under the Federal securities laws affecting the sale of Fund’s shares, Fund will give prompt notice thereof to Service Company.

B.

Service Company hereby agrees to establish and maintain facilities and procedures reasonably acceptable to Fund for safekeeping of share certificates, check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices. Further, Service Company agrees to carry insurance, as specified in Exhibit B hereto, with insurers reasonably acceptable to Fund and in minimum amounts that are reasonably acceptable to Fund, which will not be changed without the consent of Fund, which consent shall not be unreasonably withheld, and which will be expanded in coverage or increased in amounts from time to time if and when reasonably requested by Fund. If Service Company determines that it is unable to obtain any such insurance upon commercially reasonable terms, it shall promptly so advise Fund in writing. In such event, Fund shall have the right to terminate this Agreement upon 30 days notice.

C.

To the extent required by Section 31 of the Investment Company Act of 1940 and Rules thereunder, Service Company agrees that all records maintained by Service Company relating to the services to be performed by Service Company under this Agreement are the property of Fund and will be preserved and will be surrendered promptly to Fund on request.

D.

Service Company agrees to furnish Fund semi-annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other reasonably available financial information reasonably requested by Fund. The annual financial statements will be certified by Service Company's certified public accountants.

E.

Service Company represents and agrees that it will use all reasonable efforts to keep current on the trends of the investment company industry relating to shareholder services and will use all reasonable efforts to continue to modernize and improve its system without additional cost to Fund.

F.

Service Company will permit Fund and its authorized representatives to make periodic inspections of its operations at reasonable times during business hours. All books and records required to be maintained for the Fund under the USA PATRIOT Act and the BSA shall be made available, for inspection and copying, to the U.S. Department of Treasury’s Financial Crimes Enforcement Network and the Securities and Exchange Commission as may be requested pursuant to the USA PATRIOT Act and the BSA.

G.

If Service Company is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement, by reason of fire, flood, storm, strike, lockout or other labor trouble, riot, war, rebellion, accidents, acts of God, equipment, utility or transmission failure or damage, and/or any other cause or casualty beyond the reasonable control of Service Company, whether similar to the foregoing matters or not, then, upon written notice to Fund, the requirements of this Agreement that are affected by such disability, to the extent so affected, shall be suspended during the period of such disability; provided, however, that Service Company shall make reasonable effort to remove such disability as soon as possible. During such period, Fund may seek alternate sources of service without liability hereunder; and Service Company will use all reasonable efforts to assist Fund to obtain alternate sources of service. Service Company shall have no liability to Fund for nonperformance because of the reasons set forth in this Section 8.G; but if a disability that, in Fund’s reasonable belief, materially affects Service Company's ability to perform its obligations under this Agreement continues for a period of 30 days, then Fund shall have the right to terminate this Agreement upon 10 days written notice to Service Company.

9.	Adjustment.

In case of any recapitalization, readjustment or other change in the structure of Fund requiring a change in the form of share certificates, Service Company will issue or register certificates in the new form in exchange for, or in transfer of, the outstanding certificates in the old form, upon receiving the following:

A.	Written instructions from an officer of Fund.

B.	Certified copy of any amendment to the Amended and Restated Agreement and Declaration of Trust or other document effecting the change.

C.

Certified copy of any order or consent of each governmental or regulatory authority required by law for the issuance of the shares in the new form, and an opinion of counsel that no order or consent of any other government or regulatory authority is required.

D.	Specimens of the new certificates in the form approved by the Board of Fund, with a certificate of the Secretary of Fund as to such approval.

E.	Opinion of counsel for Fund:

(1)	With respect to the status of the shares of Fund in the new form under the Securities Act of 1933, and any other applicable federal or state laws.

(2)	To the effect that the issued shares in the new form are, and all unissued shares will be when issued, validly issued, fully paid and non-assessable.

10.	Share Certificates.

Fund will furnish Service Company with a sufficient supply of blank share certificates and from time to time will renew such supply upon the request of Service Company. Such certificates will be signed manually or by facsimile signatures of the officers of Fund authorized by law and Fund’s Bylaws to sign share certificates and, if required, will bear the trust seal or facsimile thereof.

11.	Death, Resignation or Removal of Signing Officer.

Fund will file promptly with Service Company written notice of any change in the officers authorized to sign share certificates, written instructions or requests, together with two signature cards bearing the specimen signature of each newly authorized officer, all as certified by an appropriate officer of Fund. In case any officer of Fund who will have signed manually or whose facsimile signature will have been affixed to blank share certificates will die, resign, or be removed prior to the issuance of such certificates, Service Company may issue or register such share certificates as the share certificates of Fund notwithstanding such death, resignation, or removal, until specifically directed to the contrary by Fund in writing. In the absence of such direction, Fund will file promptly with Service Company such approval, adoption, or ratification as may be required by law.

12.	Future Amendments of Amended and Restated Agreement and Declaration of Trust and Bylaws.

Fund will promptly file with Service Company copies of all material amendments to its Amended and Restated Agreement and Declaration of Trust and Bylaws and Registration Statement made after the date of this Agreement.

13.	Instructions, Opinion of Counsel and Signatures.

At any time Service Company may apply to any officer of Fund for instructions,

and may consult with legal counsel for Fund at the expense of Fund, or with its own legal counsel at its own expense, with respect to any matter arising in connection with the agency; and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. Service Company is authorized to act on the orders, directions or instructions of such persons as the Board of Fund shall from time to time designate by resolution. Service Company will be protected in acting upon any paper or document, including any orders, directions or instructions, reasonably believed by it to be genuine and to have been signed by the proper person or persons; and Service Company will not be held to have notice of any change of authority of any person so authorized by Fund until receipt of written notice thereof from Fund. Service Company will also be protected in recognizing share certificates that it reasonably believes to bear the proper manual or facsimile signatures of the officers of Fund, and the proper countersignature of any former Transfer Agent or Registrar, or of a Co-Transfer Agent or Co-Registrar.

14.	Papers Subject to Approval of Counsel.

The acceptance by Service Company of its appointment as Transfer Agent and Dividend Disbursing Agent, and all documents filed in connection with such appointment and thereafter in connection with the agencies, will be subject to the approval of legal counsel for Service Company, which approval will not be unreasonably withheld.

15.	Certification of Documents.

The required copy of the Amended and Restated Agreement and Declaration of Trust of Fund and copies of all amendments thereto will be certified by the appropriate official of The Commonwealth of Massachusetts; and if such Amended and Restated Agreement and Declaration of Trust and amendments are required by law to be also filed with a county, city or other officer or official body, a certificate of such filing will appear on the certified copy submitted to Service Company. A copy of the order or consent of each governmental or regulatory authority required by law for the issuance of Fund shares will be certified by the Secretary or Clerk of such governmental or regulatory authority, under proper seal of such authority. The copy of the Bylaws and copies of all amendments thereto and copies of resolutions of the Board of Fund will be certified by the Secretary or an Assistant Secretary of Fund.

16.	Records.

Service Company will maintain customary records in connection with its agency, and particularly will maintain those records required to be maintained pursuant to sub-paragraph (2)(iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940, if any. Service Company shall create and maintain true and complete books and records as required for the Fund by the USA PATRIOT

Act and the BSA.

17.	Disposition of Books, Records and Cancelled Certificates.

Service Company will send periodically to Fund, or to where designated by the Secretary or an Assistant Secretary of Fund, all books, documents, and all records no longer deemed needed for current purposes and share certificates which have been cancelled in transfer or in exchange, upon the understanding that such books, documents, records, and share certificates will not be destroyed by Fund without the consent of Service Company (which consent will not be unreasonably withheld), but will be safely stored for possible future reference. All books and records required to be maintained under the USA PATRIOT Act and the BSA shall be retained for the periods specified therein.

18.	Provisions Relating to Service Company as Transfer Agent.

A.

Service Company will make original issues of share certificates upon written request of an officer of Fund and upon being furnished with a certified copy of a resolution of the Board of Fund authorizing such original issue, an opinion of counsel as outlined in Section 1.G or 9.E of this Agreement, the certificates required by Section 10 of this Agreement and any other documents required by Section 1 or 9 of this Agreement.

B.

Before making any original issue of certificates, Fund will furnish Service Company with sufficient funds to pay any taxes required on the original issue of the shares. Fund will furnish Service Company such evidence as may be required by Service Company to show the actual value of the shares. If no taxes are payable, Service Company will upon request be furnished with an opinion of outside counsel to that effect.

C.

Shares will be transferred and new certificates issued in transfer, or shares accepted for redemption and funds remitted therefor, upon surrender of the old certificates in form deemed by Service Company properly endorsed for transfer or redemption accompanied by such documents as Service Company may deem necessary to evidence the authority of the person making the transfer or redemption, and bearing satisfactory evidence of the payment of any applicable share transfer taxes. Service Company reserves the right to refuse to transfer or redeem shares until it is satisfied that the endorsement or signature on the certificate or any other document is valid and genuine, and for that purpose it may require a guarantee of signature by such persons as may from time to time be specified in the prospectus related to such shares or otherwise authorized by Fund. Service Company also reserves the right to refuse to transfer or redeem shares until it is satisfied that the requested transfer or redemption is legally authorized, and it will incur no liability for the refusal in good faith to make transfers or redemptions which, in its judgment, are improper, unauthorized or otherwise not rightful. Service Company may, in effecting transfers or redemptions, rely upon Simplification Acts or other statutes which protect it and Fund in not requiring complete fiduciary documentation.

D.

When mail is used for delivery of share certificates, Service Company will forward share certificates in "nonnegotiable" form as provided by Fund by first class mail, all such mail deliveries to be covered while in transit to the addressee by insurance arranged for by Service Company.

E.

Service Company will issue and mail subscription warrants and certificates provided by Fund and representing share dividends, exchanges or split-ups, or act as Conversion Agent upon receiving written instructions from any officer of Fund and such other documents as Service Company deems necessary.

F.	Service Company will issue, transfer, and split-up certificates upon receiving written instructions from an officer of Fund and such other documents as Service Company may deem necessary.

G.

Service Company may issue new certificates in place of certificates represented to have been lost, destroyed, stolen or otherwise wrongfully taken, upon receiving indemnity satisfactory to Service Company, and may issue new certificates in exchange for, and upon surrender of, mutilated certificates. Any such issuance shall be in accordance with the provisions of law governing such matter and any procedures adopted by the Board of Fund of which Service Company has notice.

H.

Service Company will supply a shareholder’s list to Fund properly certified by an officer of Service Company for any shareholder meeting upon receiving a request from an officer of Fund. It will also supply lists at such other times as may be reasonably requested by an officer of Fund.

I.	Upon receipt of written instructions of an officer of Fund, Service Company will address and mail notices to shareholders.

J.

In case of any request or demand for the inspection of the share books of Fund or any other books of Fund in the possession of Service Company, including a request from FinCEN or the SEC under Paragraph F of Section 8 hereof, Service Company will endeavor to notify Fund and to secure instructions as to permitting or refusing such inspection. Service Company reserves the right, however, to exhibit the share books or other books to any person in case it is advised by its counsel that it may be held responsible for the failure to exhibit the share books or other books to such person.

19.	Provisions Relating to Dividend Disbursing Agency.

A.

Service Company will, at the expense of Fund, provide a special form of check containing the imprint of any device or other matter desired by Fund. Said checks must, however, be of a form and size convenient for use by Service Company.

B.

If Fund wants to include additional printed matter, financial statements, etc., with the dividend checks, the same will be furnished to Service Company within a reasonable time prior to the date of mailing of the dividend checks, at the expense of Fund.

C.

If Fund wants its distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to Service Company but the size and form of said envelopes will be subject to the approval of Service Company. If stamped envelopes are used, they must be furnished by Fund; or, if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by Fund.

D.

Service Company will maintain one or more deposit accounts as Agent for Fund, into which the funds for payment of dividends, distributions, redemptions or other disbursements provided for hereunder will be deposited, and against which checks will be drawn.

20.	Termination of Agreement.

A.	This Agreement may be terminated without penalty by either party upon sixty (60) days prior written notice to the other party.

B.	Fund, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events:

(1)	Any interruption or cessation of operations by Service Company or its assigns which materially interferes with the business operation of Fund.

(2)	The bankruptcy of Service Company or its assigns or the appointment of a receiver for Service Company or its assigns.

(3)	Any merger, consolidation or sale of substantially all the assets of Service Company or its assigns.

(4)	The acquisition of a controlling interest in Service Company or its assigns by any broker, dealer, investment adviser or investment company except as may presently exist.

(5)

Failure by Service Company or its assigns to perform its duties in accordance with this Agreement, which failure materially adversely affects the business operations of Fund and which failure continues for thirty (30) days after written notice from Fund.

(6)	The registration of Service Company or its assigns as a transfer agent under the Securities Exchange Act of 1934 is revoked, terminated or suspended for any reason.

C.

In the event of termination, Fund will promptly pay Service Company all amounts due to Service Company hereunder. Upon termination of this Agreement, Service Company shall deliver all shareholder and account records pertaining to Fund either to Fund or as directed in writing by Fund.

21.	Assignment.

A.

Neither this Agreement nor any rights or obligations hereunder may be assigned by Service Company without the written consent of Fund; provided, however, no assignment will relieve Service Company of any of its obligations hereunder.

B.	This Agreement including, without limitation, the provisions of Section 7 will inure to the benefit of and be binding upon the parties and their respective successors and assigns.

C.	Service Company is authorized by Fund to use the system services of DST Systems, Inc. and the system and other services, including data entry, of Administrative Management Group, Inc.

22.	Confidentiality.

A.

Except as provided in the last sentence of Section 18.J hereof, or as otherwise required by law, Service Company will keep confidential all records of and information in its possession relating to Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the consent of Fund.

B.

Except as otherwise required by law, Fund will keep confidential all financial statements and other financial records (other than statements and records relating solely to Fund’s business dealings with Service Company) and all manuals, systems and other technical information and data, not publicly disclosed, relating to Service Company’s operations and programs furnished to it by Service Company pursuant to this Agreement and will not disclose the same to any person except at the request or with the consent of Service Company. Notwithstanding anything to the contrary in this Section 22.B, if an attempt is made pursuant to subpoena or other legal process to require Fund to disclose or produce any of the aforementioned manuals, systems or other technical information and data, Fund shall give Service Company prompt notice thereof prior to disclosure or production so that Service Company may, at its expense, resist such attempt.

23.	Survival of Representations and Warranties.

All representations and warranties by either party herein contained will survive the execution and delivery of this Agreement.

24.	Miscellaneous.

A.

This Agreement is executed and delivered in the State of Illinois and shall be governed by the laws of said state (except as to Section 24.G hereof which shall be governed by the laws of the Commonwealth of Massachusetts).

B.	No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

C.	The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

D.	This Agreement shall become effective as of the date hereof.

E.	This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

F.

If any part, term or provision of this Agreement is held by the courts to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

G.

All parties hereto are expressly put on notice of Fund’s Amended and Restated Agreement and Declaration of Trust which is on file with the Secretary of The Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Agreement has been executed by and on behalf of Fund by its representatives as such representatives and not individually, and the obligations of Fund hereunder are not binding upon any of the Trustees, officers or shareholders of Fund individually but are binding upon only the assets and property of Fund. With respect to any claim by Service Company for recovery of that portion of the compensation and expenses (or any other liability of Fund arising hereunder) allocated to a particular Portfolio, whether in accordance with the express terms hereof or otherwise, Service Company shall have recourse solely against the assets of that Portfolio to satisfy such claim and shall have no recourse against the assets of any other Portfolio for such purpose.

H.	This Agreement, together with the Fee Schedule, is the entire contract between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officer as of the day and year first set forth above.

CASH ACCOUNT TRUST

By:	/s/ Philip J. Collora
--------------------------------------------

Name:	Philip J. Collora
Title:	Vice President and Assistant Secretary

ATTEST:

/s/ Caroline Pearson

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Name: Caroline Pearson
Title:	Assistant Secretary

DWS SCUDDER INVESTMENTS SERVICE COMPANY

By:	/s/ Barbara Wizer

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Name:	Barbara Wizer
Title:	Vice President

ATTEST:

/s/ Kristine Lyons

--------------------------------------------

Name: Kristine Lyons

Title:	Vice President

EXHIBIT A

CHICAGO BOARD

AGENCY AGREEMENT FEE SCHEDULE

Annual service charge for each account

1/12th of the annual service charge shall be charged and payable each month. It will be charged for any account which at any time during the month had a share balance in the fund.

Account Type	Retail = Per Account Charges	Retirement Channel = Asset Based Fee (bps) + Per Account Charge
Open Networked Level 3	$20.00	N/A
Accounts Other than Networked Level 3	$27.50	N/A

Open Wholesale Money Funds [1]	$32.50	N/A
Open Retirement	N/A	ADP asset based charge up to 25 bps + DST per account charge of $3.46 for Kemflex accounts. [2]
Closed Accounts (including Wholesale Money closed accounts)	$1.68	$0.81 per account; from DST records [3]

Definitions:

➢	Open / Closed Accounts – refers to whether the account is open or closed. There is a requirement to maintain closed accounts on the TA system for up to 18 months for tax reporting purposes.
➢

Network Levels – refer to the level of account servicing responsibilities that apply to the funds’ Advisor/Distributor versus the brokerage firm. There are five matrix levels, and each denotes the level of activity that can occur between the shareholder and the fund or the shareholder and the brokerage firm.

➢

Networked Level 3 accounts - are those accounts where the broker is providing the most services to the shareholder (relative to other network levels) and shareholders do not interface directly with the fund, although the account is disclosed on DST’s system.

➢

Accounts Other than Networked Level 3 accounts (or Non Networked Level 3) – are either accounts that are not networked at all or are a Networked Level 0, 1, 2 or 4 account. This category includes direct-sold accounts not distributed through intermediaries (known as “Regular” accounts), IRA accounts and closed-end accounts.

______________________________

1 Wholesale money funds may also be charged an omnibus fee in basis points.

2 ADP assets will be charged their respective basis point fees (35 basis points for the majority of funds although certain funds’ fees range from 3-25 basis points) but can not exceed 25 bps. In addition, Kemflex accounts are charged $3.46 per account by DST as of October 2006. This charge is indexed to an inflation measure and may increase each year.

3 Retirement closed account fee is a pass-through from DST’s records. Charge equals $0.81 per account as of October 2006. This charge is indexed to an inflation measure and may increase each year.

➢	Wholesale Money Funds’ accounts – are accounts in Money Fund classes where DeAM is not the primary distributor.
➢

Retail Accounts – are accounts that are not serviced on ADP’s recordkeeping system. Retail accounts include IRA accounts and accounts in Money Funds where DWS Scudder Distributors Inc. is the primary distributor.

➢	Retirement Channel – accounts serviced on ADP’s recordkeeping system, i.e. legacy Omniplus or Kemflex platforms.

Out-of-pocket expenses listed on Attachment I, to this fee schedule shall be reimbursed by the Fund to DWS Scudder Service Corporation or DWS Scudder Investments Service Company or paid directly by the Fund.

Effective: February 1, 2007

Out-of-Pocket Expenses Chicago Board Funds

Effective February 1, 2007

Attachment I

1.	DST or the Service Company (collectively DWS Scudder Investments Service Company and DWS Scudder Service Corporation) out-of–pocket expenses eligible for reimbursement by the Funds are as follows:
(a)	Mailing Services:
•	Fed Ex
•	UPS
•	DHL
•	Airborne
•	Direct Messenger Services
•	U.S. Postmaster
(b)	Postage (paid in advance if requested)
(c)	Forms:
•	Envelopes
•	Statements
•	Confirmations
(d)	Telecommunications
•	Equipment
•	Lines/Long Distance Charges
(e)	Data Communications
•	Equipment
•	Lines Charges
•	Magnetic Tape Handling
•	Axciom Charges
•	Magnetic Tapes, Reels or Cartridges

(f)	Reports
•	Regulatory
•	Board of Trustees
(g)	Record Retention
•	Storage (Iron Mountain)
•	Hardcopy
•	Microfiche/Microfilm/CD ROM
•	On-Call

(h)	Tax Mailings
•	Year-end Tax Documents
•	Certification Mailings
•	Tax Form Requests

•	Associated Postage

(i)	Printing
•	Supplies
•	Internal Production
•	External Vendors (Output Technology Solutions, DST Output)
(j)	Cash Transfer Charges
•	ACH Charges
•	Fed Wire Charges
•	Check Drafts
(k)	Check-writing Charges
•	DST’s then current rate per item signature verification for check-writing
•	Check-book Reorder
•	Cost of production and mailing of redemption checkbooks
2.	NSCC processing expenses eligible for reimbursement by the Funds as a pass-through at their then-current rates:
(a)

The Service Company may be charged fees by the Settling Bank at which the net settlement account resides for monthly maintenance of this account. These are negotiated directly between the Service Company and the Settling Bank.

(b)

The NSCC currently charges $40 per month per Fund Company (DWS Scudder) for CPU access/shared line costs. A combined participant base fee of $200 per month is currently charged for the following services:

•	Fund/SERV:

The NSCC currently charges an activity charge of $.25 per transaction. Transactions include purchases, redemptions and exchanges.

•	NSCC Networking Fees: The NSCC currently charges the following activity fee:

o	$0.02 per account for Funds paying dividends on a monthly basis
o	$0.01 per account for Funds paying dividends other than monthly
•	Commission/Settlement: The NSCC currently charges the following processing fee:

o	$0.30 per hundred records, per month, for one to 500,000 records; there is a $50 per month minimum processing charge.

o	$0.20 per hundred records, per month, for 500,001 to 1,000,000 records.
o	$0.10 per hundred records per month for 1,000,001 records and above

NOTE: Participant fees are cumulative when Fund/SERV, Networking and/or Commission Settlement are used in conjunction with each other. The NSCC’s fees will be passed through at their then-current rates.

3.	All other DST or Service Company out-of-pocket expenses, including those listed below, may only be reimbursed by the Funds with the prior approval of the Board of Trustees of the Funds:
(a)	Computer Hardware and Software
(b)	Third Party Record-Keeping: Per account or asset based fee paid to intermediary firms for transfer agent sub-account processing and out-of-pocket expenses in excess of 25 basis points per Fund.
(c)	Proxy Processing:
(i)	Postage
(ii)	Proxy Card
(iii)	Printing
(iv)	Outgoing Envelope
(v)	Return Envelope
(vi)	Tabulation
(vii)	Certification

Nothing in this Attachment is intended to modify existing approvals of the Board of Trustees of the Funds, particularly with respect to third party record-keeping fees.

4.	Service Company agrees to provide to the Board of Trustees of the Funds an annual report summarizing by category and amount all out-of-pocket expenses paid pursuant to this Attachment.
5.	Charges for the following services will be paid by Service Company or Deutsche Investment Management Americas Inc. :
(a)	Networking fees paid to distribution partners for performing various shareholder servicing functions
(b)	Disaster Recovery
(c)	Lost Shareholder Search (not approved for Chicago Board Funds’ payment only)
(d)	Advisor Portals
o	Fan Mail
o	Fan Web
o	Vision